Exhibit 5

[Humana Letterhead]

July 5, 2011

RE:           Registration Statement on Form S-8

Ladies and Gentlemen:

I am Assistant Corporate Secretary and Legal Counsel for Humana Inc., a Delaware corporation (the “Company”).  I am delivering this opinion in connection with the registration, pursuant to a Registration Statement on Form S-8 (the “Form S-8”), covering an aggregate of Eighteen Million Five Hundred (18,500,000) shares of the common stock, par value $0.16 2/3 per share (the "Shares") to be issued in connection with the Humana Inc. 2011 Stock Incentive Plan (the "Plan").  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on my part except to the extent otherwise expressly stated, and I express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, I have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company as I have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, I have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.  As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.  I also have assumed that any future changes to the terms and conditions of the Plan will be duly authorized by the Company and will comply with all applicable laws.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that all corporate proceedings necessary for the authorization, issuance and delivery of the Shares have been duly taken and, when issued in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions interpreting the DGCL and the Delaware Constitution.  The opinions expressed herein are given as of the date hereof, and I undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.  I hereby consent to the filing of this opinion as an exhibit to the Form S-8 relating to the registration of the Shares.

The opinions expressed herein are solely for your benefit in connection with the Form S-8 and may not be relied on in any manner or for any purpose by any other person or entity.

Very truly yours,

/s/ Joseph C. Ventura

Joseph C. Ventura
Legal Counsel & Assistant Corporate Secretary